Exhibit 10.14

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement"), is entered into as of the first day of November 2007 (the "Effective Date"), by and among Institut Gustave Roussy, a private cancer research and treatment non-profit making center incorporated in the Republic of France ("IGR"), IGR&D, S.A., a company incorporated in the Republic of France, Creteil (societe anonyme au capital de 200 200 euro, immatriculee au Registre du Commerce et des Societes de Creteil sous le numero B 432 439 776) and whose registered office is 39, rue Camille Desmoulins – 94805 VILLEJUIF Cedex ("IGR&D"), represented by Isabelle Pelletier Bressac, managing director (hereafter "IGR&D"), and Omnimmune Corp., a Texas corporation located at 4600 Post Oak Place, Suite 352, Houston, Texas 77027, U.S.A. (hereinafter "Omnimmune").  IGR&D and Omnimmune may also be hereinafter jointly referred to as the "Parties" and individually referred to as the "Party."

WHEREAS, IGR is the sole and exclusive owner of the Inventions (as defined below);

WHEREAS, Omnimmune is interested in exploiting and commercializing the Inventions, which relate to monoclonal antibodies, cell lines, genetic sequences and gene-based products that target and are related to a hormone called human chorionic gonadotropin (hCG);

WHEREAS, IGR has granted all of its right, title and interest to the Invention to IGR&D, its technology transfer Affiliate, meaning that IGR&D is duly authorized to negotiate and to license the rights under the Licensed Patents; and

WHEREAS, Omnimmune desires, and IGR&D has agreed to license the rights under the Licensed Patents pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the Parties hereto agree as follows:

1.           Definitions.

a.
Affiliate shall mean, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition, the word "control" (including, with correlative meaning, the terms "controlled by" or "under the common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

b.
Confidential Information shall mean all confidential or proprietary materials or information designated as such in writing by the party disclosing such information (the "Disclosing Party"), whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any confidential or proprietary materials or information is disclosed by Disclosing Party to the receiving party (the "Recipient").  Notwithstanding the foregoing, information or materials which are orally or visually disclosed to Recipient by Disclosing Party, or are disclosed in writing or other tangible form without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if Disclosing Party, within thirty (30) days after such disclosure, delivers to Recipient a written document or documents describing such information or materials and referencing the place and date of such oral, visual or written or other tangible disclosure, and the names of the employees or officers of Recipient to whom such disclosure was made.

c.
Designative Representatives shall mean employees, consultants and advisors of the Parties or any Affiliate thereof to whom Confidential Information is disclosed only on a “need-to-know” basis and who are directed and required to both maintain the disclosed Confidential Information in strict confidence and exclusively use such Confidential Information solely for the purposes expressly permitted under this Agreement.

d.	Field shall mean all fields of use.

e.
First Commercial Sale shall mean the first sale of a Licensed Product by Omnimmune or an Affiliate or sublicensee of Omnimmune to a Third Party in a country following regulatory approval of such Licensed Product in that country or, if no such regulatory approval or similar marketing approval is required, the date upon which such Licensed Product is first commercially launched in such country.

f.
IND shall mean an application submitted to a regulatory authority to initiate human clinical trials, including (1) an Investigational New Drug application or any successor application or procedure filed with the FDA or any foreign equivalent thereof, and (2) all supplements and amendments that may be filed with respect to the foregoing.

g.
In Vitro Diagnostic 510(k) shall mean a premarket notification submission to the United States ("US") Food and Drug Administration (FDA) or similar governmental agency in jurisdictions other than the US.  The submission must provide evidence that the device is accurate, safe, effective and substantially equivalent to a device legally marketed in the United States.

h.
In Vitro Diagnostic Clinical Study shall mean in order to demonstrate clinical use as an aid in cancer detection, evaluations of hCG antibodies, hCG genes or gene products to demonstrate that hCG as a tumor marker is a significant indicator of the presence of cancerous cells.

i.
In Vitro Diagnostic Compilation and Submission of a 510(k) shall mean a premarket notification or application submitted to the FDA or similar governmental agency in jurisdictions other than the US, the purpose of which is to demonstrate that the medical device to be marketed is substantially equivalent (SE) to a legally marketed device that was or is currently on the U.S. market.  The manufacturer may not place their device into U.S. commerce until they receive a marketing clearance/SE letter from the FDA.

j.
Improvements shall mean any improvement, addition, enhancement, modification, development, invention, alteration and/or technical advance or other discovery, whether patentable or not, the exploitation of which is dependent on or would infringe (but for a license thereto by IGR or IGR&D (as the case may be)) at least one Valid Claim contained in the Licensed Patents.

k.
Licensed Information shall mean know-how, research and development, analyses, notes and other such records, procedures, assay and other methods, formulae, indices, techniques, drawings, improvements, software code, algorithms, data management or interpretive systems, processes, protocols, genetic or other libraries, designs, concepts, models, inventions, discoveries, copyrights, trade secrets and other intellectual property, whether proprietary or not, including, without limitation, data generated in pre-clinical and clinical studies, relating to the Licensed Technology, along with any and all documents and other records (electronic or otherwise) relating thereto, including, without limitation, any and all results of experiments, clinical trials and studies relating to the claims made in the Licensed Patents, and owned by IGR or any Affiliate thereof or to which IGR or any Affiliate thereof may have any rights of use.

l.
Licensed Material shall mean the tangible or physical materials necessary for the effective exercise of the Licensed Patents or any other uses and such other materials as are routinely produced through use of the original materials, including, without limitation, the materials listed on Attachment A hereto and any and all other cell lines, samples, primers, monoclonal antibodies, reagents, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, substances routinely purified from a source material included in the original materials (such as recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods) and any other materials relating to the Licensed Patents, together with any progeny, mutants and unmodified derivatives thereof, and owned by IGR&D or any Affiliate thereof or to which IGR&D or any Affiliate thereof may have any rights of use.

m.
Licensed Patents shall mean the following United States patents:  US 6194154 entitled “Malignant human cell transformation detection method” claiming the priority date March 4, 1996, from the French patent application FR9602683, and US 6514708 entitled “Process for detecting the malignant transformation of human cells” claiming the priority date March 4, 1996, from the French patent application FR9602683 (the “Original Licensed Patents”), and any and all patent applications and patents issued thereon in connection with any and all Improvements, and

(1) all continuations, divisions, continuations-in-part, reissues, re-examinations, and extensions thereof, and any patents issuing therefrom that are owned or controlled, in whole or in part, by IGR, including, without limitation, any and all provisional patent applications and Patent Cooperation Treaty (PCT) patent applications, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

(2) to the extent that the following contain one or more claims directed to that described in subsection (1) immediately above:  (i) continuations-in-part of (1) above; (ii) all divisions and continuations of these continuations-in-part; (iii) all patents issuing from such continuations-in-part, divisions, and continuations; and (iv) any reissues, reexaminations, and extensions of all such patents; and

(3) to the extent that the following contain one or more claims directed to that described in subsection (1) immediately above: all counterpart foreign applications and patents related to that described in subsections (1) and (2) above, including those listed in Appendix A.

n.
Licensed Process shall mean any process, service, formulae, algorithm, data management or other systems, methodology or similar capability that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, including, without limitation, the process or methodology for detecting malignant transformation of human cells and its applications for diagnosing and monitoring cancer patients and for developing cancer prognosis.

o.
Licensed Product shall mean any product or part thereof that (1) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in the country in which any such product or part thereof is made, used or sold; (2) is manufactured by using a process that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used or sold or (3) is developed or manufactured from the Licensed Material or Licensed Information, but which is not covered under clauses (1) and (2) above.

p.	Licensed Technology shall mean the Licensed Patents, Licensed Information and Licensed Materials, along with the Licensed Products and Licensed Processes, and any and all Improvements thereon.

q.
NDA shall mean an application submitted to a regulatory authority for marketing approval of a product, including (1) a New Drug Application, Product License Application or Biologics License Application filed with the FDA or any successor applications or procedures, or any foreign equivalent thereof, and (2) all supplements and amendments that may be filed with respect to the foregoing.

r.
Net Sales shall mean with respect to the Licensed Technology, the gross revenue received by Omnimmune or its Affiliates (in the case where any such Affiliate is not a sublicensee) for the sale of the Licensed Products or Licensed Processes during the term of this Agreement to a Third Party, less allowances for the following items:

(1) trade, quantity and cash discounts actually allowed;

(2) discounts, refunds, rebates, charge backs, retroactive price adjustments, and any other allowances actually granted which effectively reduce the net selling price;

(3) product returns and allowances actually granted;

(4) any tax, tariff or duty imposed on the production, sale, transportation, delivery or use of the product (excluding federal, state or local taxes based on income);

(5) freight, postage, shipping, transportation, customs duties, excises and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent billed; and

(6)  a reasonable reserve for bad debts accrued in accordance with Omnimmune's standard accounting practices applied consistently across its business.

For the avoidance of doubt, Net Sales (or performance, as the case may be) of Licensed Technology shall not include Transfer Pricing Amounts. Net Sales for Licensed Products and Licensed Processes sold by Omnimmune or its Affiliate(s) as a unit in conjunction with other licensed processes or licensed products will be determined pro rata in accordance with the respective stand-alone price or value of such licensed products and/or licensed processes.

s.
Phase I Study shall mean a study of a product in human volunteers or patients, the purpose of which is the preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as recognized by FDA) in the protocol relating to efficacy.

t.
Phase II Study shall mean (1) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of a product in the target patient population, or (2) a controlled dose ranging clinical trial to evaluate further the efficacy and safety of a product in the target patient population and to define the optimal dosing regimen.

u.
Phase III Study shall mean a controlled pivotal clinical study of a product that is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to obtain regulatory approval to market such product.

v.
Sublicense Revenue shall mean, except as otherwise provided herein, all amounts actually received by Omnimmune or any Affiliate thereof (if such Affiliate is the sublicensor under a sublicense) from a sublicensee on account of the sublicensing of all or any part of the Licensed Technology, including, without limitation, all sublicense fees, royalties, milestone payments and other fees or payments; provided, however, that Sublicense Revenue shall not include any amounts constituting (1) bona fide research and development funding, such as NIH or other grants, directly relating to potential Licensed Products or Licensed Processes, as reflected in the recipient's books and records in accordance with generally accepted accounting principles, including allocations for overhead and general and administrative costs, and (2) amounts reimbursed by a Third Party for payments for bona fide research and development activities directly relating to potential Licensed Products or Licensed Processes, as reflected in the recipient's books and records in accordance with generally accepted accounting principles including allocations for overhead and general and administrative costs.

w.	Territory shall mean worldwide.

x.	Third Party shall mean any entity other than the Parties to this Agreement and their respective Affiliates.

y.
Transfer Pricing Amounts shall mean prices used in the transfer of materials between units or Affiliates or Sublicensees of the same company, at cost or cost plus transportation costs and only if this transfer does not result in a consumption, destruction or loss of activity of the Licensed Product.

z.
Valid Claim shall mean a claim of any pending, or issued and unexpired Licensed Patent which shall not have been withdrawn, canceled, or disclaimed, nor held invalid by a court of competent jurisdiction in any unappealed or unappealable decision (after all such statutes of limitation for such appeal have run) in the country where the product or process was made, used or sold by Licensee or its Affiliates.

2.	License Grant

a.
Exclusive License.  Subject to the terms and conditions of this Agreement, IGR&D grants to Omnimmune and any Affiliate thereof, an exclusive license in the Territory for the term of this Agreement to use the Licensed Patents, Licensed Material and Licensed Information (along with Improvements thereon), directly and indirectly, to invent, characterize, select, discover, make, develop, manufacture, use, sell, rent, lease, distribute, import, export or otherwise use the Licensed Products, and to practice and permit the practice of the Licensed Processes in the Field, with rights to sublicense to Third Parties.

b.
Representations and Warranties.  Each of IGR and IGR&D represents and warrants that, except as otherwise provided in this Agreement, (1) it has not transferred by license or otherwise any rights in the Licensed Technology to any Person, (2) that each has the power and authority to enter into, deliver and perform its obligations under this Agreement, and (3) it has not knowingly taken any action or omitted to take any action that would result in the invalidity, reduction in scope or abandonment of any of the Licensed Patents.  Each of IGR and IGR&D further covenants that it will not knowingly or intentionally take or omit to take any of the actions described in the immediately preceding sentence.

c.
Access to Licensed Information and Licensed Material.  During the term of this Agreement, each of IGR and IGR&D, as applicable, shall provide as soon as reasonably practicable, but in no event later than ten (10) business days following the Effective Date, Omnimmune with (1) all Licensed Information and Licensed Materials, and (2) a reasonable opportunity to discuss the Invention with IGR's research personnel.  Each of IGR and IGR&D shall have a continuing obligation during the term of this Agreement to supplement such disclosures to Omnimmune with current information and materials relating directly to the Licensed Patents, including any Improvements to Licensed Patents.  Omnimmune shall provide each of IGR and IGR&D with a Federal Express account number or an account number for another courier service, so that IGR or IGR&D, as applicable, may ship the Licensed Material to Omnimmune.

d.
Sublicensing Rights.  For the term of this Agreement, IGR&D grants to Omnimmune the right to grant sublicenses of the Licensed Technology to Third Parties in the Field and throughout the Territory; provided, however, that (1) the sublicensee shall have agreed that any right granted thereto pursuant to this Subsection shall be subject to the terms and conditions of this Agreement, including, without limitation, Section 16(d) below; (2) Omnimmune will provide promptly IGR&D with information of any grant of any such sublicense and will provide to IGR&D, upon IGR&D’s request, a copy of any sublicense agreement; provided, that Omnimmune's obligation to provide a copy of any such sublicense shall be subject to applicable confidentiality obligations of Omnimmune, and any sublicense provided to IGR&D shall constitute Omnimmune Confidential Information; and (3) no such sublicense shall relieve Omnimmune of its obligations under this Agreement.

3.	Royalties and Other Payments.

a.	License Fee Upfront Payment. A one-time nonrefundable and non-creditable license fee of one hundred twenty-five thousand euro (125,000€) as follows:

(1)           Twenty-five thousand euro (25,000€) shall be paid upon and coincident with the Effective Date;

(2)           Fifty thousand euro (50,000€) shall be paid upon the first anniversary following the Effective Date; and

The balance of fifty thousand euro (50,000€) shall be paid upon the second anniversary of the Effective Date.

b.	License Maintenance Fees. An annual license maintenance fees according to the schedule below:

(1)           Ten thousand euro (10,000€) one (1) year from the execution of this Agreement;

(2)           Twenty thousand euro (20,000€) two (2) years from the execution of this Agreement;

(3)           Thirty-five thousand euro (35,000€) three (3) years from the execution of this Agreement;

(4)           Fifty thousand euro (50,000€) four (4) years and thereafter from the execution of this Agreement.

c.	Milestones

(1)           In Vitro Diagnostic Milestones.  Milestone payments for each diagnostic Licensed Product within thirty (30) days of the following events:

(i)           In the territory of the United States and so long as the Original Licensed Patents have not been rendered invalid or held to infringe on any other patent right as of the due date thereof, Omnimmune shall pay IGR&D the following:

(A)           At the commencement of an In Vitro diagnostic Clinical Study: Five thousand euro (5,000€);

(B)           Upon compilation and Submission of a 510(k) authorization or equivalent thereto : Ten thousand euro (10,000€); and

(C)           At the First Commercial Sale following the 510(k) authorization or equivalent thereto:  Twenty-five thousand euro (25,000€) if the First Commercial Sale is in the United States of America (“USA”).

(ii)           If milestones are reached in countries outside of the territory of the United States or if the Original Licensed Patents have been rendered invalid or held to infringe on any other patent right as of the due date thereof, Omnimmune shall pay IGR&D the following:

(A)	At the commencement of an In Vitro diagnostic Clinical Study: Two thousand five hundred euro (2,500€);

(B)	Upon compilation and Submission of a 510(k) authorization or equivalent thereto: Five thousand euro (5,000€); and

(C)
At the First Commercial Sale following the 510(k) authorization or equivalent thereto:  Twelve thousand euro five hundred euro (12,500€) if the First Commercial Sale is in the United States of America (“USA”).

(2)           Therapeutic Milestones. Omnimmune agrees to make milestone payments to IGR&D for each Licensed Product within thirty (30) days of the following events:

(i)	At the first entrance in Phase II Clinical Trial: Twenty five thousand euro (25,000€);

(ii)	At the first entrance in Phase III Clinical Trial: Seventy five thousand euro (75,000€);

(iii)	At the first NDA submission: One hundred twenty five thousand euro (125,000€); and

(iv)	At the First Commercial Sale: one hundred seventy five thousand euro (175,000€).

d.
Running Royalty.  In consideration of the license granted under this Agreement, Omnimmune shall pay to IGR&D a royalty equal to four percent (4%) of Net Sales in the USA and a royalty equal to two percent (2%) of Net Sales in the Territory outside of the USA (the "Running Royalty").  The Running Royalty shall be reduced, but not below fifty percent (50%) of the amount due prior to such reduction, by fifty percent (50%) of any royalty amounts, fees or other like payments payable to Third Parties in respect of patent rights, know how or other proprietary rights or information licensed from such Third Parties that are necessary for use of the Licensed Patents as contemplated in this Agreement or are incorporated into the License Products or Licensed Processes; provided, however, that said incorporation must be necessary for the commercialization of the License Products or Licensed Processes (i.e., improves, enhances or otherwise makes the commercialization thereof more likely).

e.
Sublicensing Royalty.  In consideration of the right to sublicense to Third Parties granted under this Agreement, Omnimmune shall pay to IGR&D twenty percent (20%) of Sublicense Revenue received in the Territory of the USA and ten percent (10%) of Sublicense Revenue received elsewhere in the Territory.  The Sublicense Royalty shall be reduced, but not below fifty percent (50%) of the amount due prior to such reduction, by fifty percent (50%) of any royalty amounts, fees or other like payments payable to Third Parties in respect of patent rights, know how or other proprietary rights or information licensed from such Third Parties that are necessary for use of the Licensed Technology as contemplated in this Agreement.

f.
Additional Payment Adjustments.  If more than one Licensed Patent covers a Licensed Product or Licensed Process, Omnimmune is not obligated to pay multiple royalties based on the fact that such Licensed Product or Licensed Process are covered by more than one Licensed Patent.  If and to the extent all claims in any pending application under the Licensed Patents covering a product or process are deemed unpatentable or either such claims or the Licensed Materials or Licensed Information otherwise cannot be made the subject of a patent, then the Running Royalty or Sublicense Royalty, as the case may be, shall be reduced by fifty percent (50%). Milestone payments, except for first commercial sale milestone payments, are non-refundable, non-creditable against future royalties, and are payable only once the first time a milestone is achieved.  First commercial sales milestones for diagnostic and, if any, therapeutics are fully creditable against future Percentage Payments.

g.
VAT.  All payments pursuant to this Agreement by Omnimmune to IGR&D are expressed exclusive of any Value Added Tax ("VAT"), which may be chargeable thereon. The USA national VAT, if any, shall be paid by Omnimmune directly to its competent USA tax authority.

h.
Withholding Taxes.  Withholding taxes (if any) levied by the USA tax authorities or a government of any country on payments made to IGR&D by Omnimmune hereunder shall be deducted from the royalties due by Omnimmune.  Omnimmune shall lend its support to IGR&D to avoid any double taxing and provide it upon request with any document necessary for this purpose. Omnimmune shall use its commercially reasonable efforts to help IGR&D claim exemption therefrom under any double taxation or similar agreement in force and shall produce to IGR&D proper evidence of payment of all withholding tax.

4.	Reports and Payments.

a.
Payment Report.  On or before the sixtieth (60th) day following each calendar quarterly period, Omnimmune shall submit to IGR&D a written report with respect to the preceding calendar quarter (the “Payment Report”) stating (i) Net Sales made by Omnimmune or any Affiliate thereof (or both) during such quarter; (ii) in the case of transfers of Licensed Technology by Omnimmune to an Affiliate thereof for use by any such Affiliate, Net Sales by Omnimmune to such Affiliate, and Net Sales by such Affiliate or sublicensee to Third Parties during such quarter; (iii) amounts accruing to, and received by, Omnimmune or any Affiliate thereof (or both) from any sublicensee thereof during such quarter; and (iv) a calculation under this Agreement of the amounts due to IGR&D.

b.	Timing of Payment. Simultaneously with the submission of each Payment Report, Omnimmune shall make payments to IGR&D of the amounts due for the calendar quarter covered by the Payment Report.

c.
Books and Records.  Omnimmune shall maintain at its principal office usual books of account and records showing its actions under this Agreement.  Upon reasonable notice, such books and records shall be open to IGR&D at its sole cost and expense, for inspection and copying, during usual business hours, not more than once during any twelve (12) consecutive calendar month period, by an independent certified public accountant to whom Omnimmune has no reasonable objection.  Such books and records shall be open to IGR&D for two years after the calendar quarter to which any such Payment Report relates, for purposes of verifying the accuracy of the amounts paid by Omnimmune under this Agreement.  If such independent accountant reasonably determines that Omnimmune has underpaid royalties by more than five percent (5%) otherwise due and owing for any particular calendar quarter, Omnimmune will pay (subject to its right to contest the same) the costs and expenses reasonably and actually incurred by IGR&D in the inspection and copying of such calendar quarter.

5.
Reservation of Rights for Research Purposes.  With respect to the license granted to Omnimmune, IGR reserves the right to use the Licensed Patents for its internal, noncommercial research purposes.  IGR shall obtain in advance from all of its researchers and other personnel who it permits to use the Licensed Patents for such purposes an agreement in writing (1) requiring that all information defined under this Agreement as Confidential Information be maintained in strict confidence in accordance with terms and conditions substantially similar to the provisions of Section 14 of this Agreement; (2) requiring prompt disclosure to IGR and Omnimmune of any and all inventions and discoveries; (3) providing for each such invention and discovery to be covered by appropriate patent filings; (4) requiring the assignment of all Improvements to Omnimmune in accordance with this Agreement; and (5) prohibiting the use of such Licensed Patents for commercial purposes; and shall inform Omnimmune in writing of the identity of all such Persons.  Either of IGR or IGR&D (or both as the case may be) shall promptly disclose such Improvements to Omnimmune and such Improvements shall be deemed included in the license grant hereunder without any further act on the part of IGR, IGR&D or Omnimmune, without any further payment and without duplication of payment upon achievement of milestones or commercialization, except that all products utilizing the Improvements shall be deemed to be Licensed Products or Licensed Process, as the case may be, and shall be subject to the royalty provisions set forth herein for Licensed Products and Licensed Process.

6.
Best Efforts.  Omnimmune shall use, and shall cause its Affiliates and its sublicensees to use, its or their best commercially reasonable efforts, consistent with commercial practices standard in the industry and taking into account prudent scientific and business judgment consistent with the efforts of Omnimmune or its sublicensees devoted to products, kits, gene probes or antibodies of similar market potential, to effect introduction as soon as reasonably practicable of the Licensed Products or Licensed Processes into the marketplace.  No less often than every twelve (12) months following the execution of this Agreement, Omnimmune shall report in writing to IGR&D on progress made toward the objectives set forth in this Agreement. In the event that neither Omnimmune nor its Affliiates generate Net Sales or Sublicense Revenue within three (3) years after the Effective Date, the Licensed Patent rights granted by this Agreement will become non-exclusive; provided that Omnimmune shall be entitled to an extension of such exclusivity for two additional consecutive one year periods upon (1) notice by Omnimmune to IGR&D that Omnimmune wishes to extend the exclusivity period of the Licensed Patent rights, and (2) payment to IGR&D of twenty-five thousand euro (25,000€) for each year such exclusivity is extended pursuant to this Section.  If during any such periods of extension such sales or revenue are achieved, then the exclusive license granted Omnimmune shall continue for the remainder of the Term under this Agreement.

7.
Patent Prosecution and Maintenance.  Omnimmune shall, by counsel it selects to whom IGR&D has no reasonable objection, prepare, file, prosecute and maintain all Licensed Patents in IGR’s name and in countries designated by Omnimmune.  Omnimmune will timely provide IGR&D copies of all correspondence related to reasonable Licensed Patent prosecution and maintenance.  IGR&D shall undertake timely any and all actions deemed necessary by Omnimmune to enable it to fulfill its obligations under this Section, including, without limitation, making available to it any and all researchers and information relating thereto.  Omnimmune will reimburse and pay the expenses IGR or IGR&D reasonably and actually incurs in supporting or otherwise cooperating with Omnimmune in filing, prosecuting and maintaining such Licensed Patents, including attorneys’ fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges; provided that all such expenses are subject to the prior written approval of Omnimmune.

8.	Infringement.

a.	Third Party Infringement of Licensed Patent Rights.

(1)           In General.  Omnimmune and IGR&D (or IGR, if applicable) shall promptly provide written notice to the other Party of any alleged infringement by a Third Party of the Licensed Patents and provide such other Party with any available evidence of such infringement.  In the event there is good reason to believe infringement of any of the Licensed Patents is occurring, Omnimmune will take prompt, commercially reasonable action to abate or settle such infringement.  Omnimmune shall have the right to institute an action in its own name, in so far as permitted by law, to abate the infringement of the Licensed Patent and may join IGR or IGR&D as a party plaintiff, only if without cost to IGR or IGR&D.  During the term of this Agreement, Omnimmune shall have the right to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Licensed Patent.   Omnimmune shall promptly provide IGR&D copies of all litigation pleadings ands other documents submitted to the court regarding the infringement of the Licensed Patents.  No settlement, consent judgment or other voluntary final disposition of any such claim of infringement of the Licensed Patents may be entered into without the written consent of IGR&D, which consent shall not unreasonably be withheld, delayed, denied or conditioned.

(2)           Third Party Enforcement Costs and Recoveries.  If Omnimmune undertakes to enforce and/or defend the Licensed Patents by litigation, Omnimmune may deduct from payments due hereunder to IGR&D reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any payment due in any calendar quarter be reduced by more than fifty percent (50%) of the amount otherwise due to IGR&D hereunder.  Any recovery by Omnimmune in such proceedings shall first be used to reimburse Omnimmune for its reasonable costs and legal fees incurred to conduct such proceedings and next to pay to IGR&D an amount equal to all amounts withheld from IGR&D by Omnimmune under this Section during the pendency of the proceedings.  The remaining balance being divided between IGR and Omnimmune by, in the case where the recovery is based on Omnimmune’s lost profits, determining the amount of Net Sales that would have been required for purposes of calculating such lost profits, and then calculating the royalty that would have otherwise been paid to IGR under this Agreement had such Net Sales been received by Omnimmune (after taking into account the amounts allocated under clauses (1) and (2) above); provided, however, that in no event shall the amount payable from any such recovery exceed fifty percent (50%) of any such lost profits, with all amounts remaining from any such recovery being paid to or otherwise retained by Omnimmune.

(3)             IGR&D's Control of Enforcement Actions.  If within six (6) months after receiving notice of any alleged infringement of the Licensed Patents by a Third Party, Omnimmune shall have been unsuccessful in persuading the alleged infringer to desist, and shall not have brought and shall not be diligently prosecuting an infringement action, or if Omnimmune shall notify IGR&D, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then IGR&D shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Licensed Patents, and IGR&D may, for such purposes, join Omnimmune as a party plaintiff at IGR&D's sole cost and expense.  The total cost of any such infringement action commenced solely by IGR&D shall be borne by IGR&D and IGR&D shall allocate and distribute, in accordance with the methodology referenced in Section 8(a)(ii) above, any recovery or damages for past infringement derived therefrom that remains after reimbursement of any costs of litigation (including negotiation and settlement proceedings) relating thereto that has been incurred by IGR&D and Omnimmune.

b.
Infringing Rights of Third Parties.  Each Party shall promptly notify the other Party if any legal proceedings are commenced or threatened against either Party or any purchaser of a Licensed Product or Licensed Process sold by Omnimmune on the grounds that the manufacture, use, sale or possession thereof is an infringement of a Third Party’s patent or other intellectual property rights.  Omnimmune shall, at its own expense, defend all suits brought against it as a result of the exercise of the rights granted hereunder, and IGR and IGR&D shall, at the request and expense of and when requested by Omnimmune, give Omnimmune all reasonable assistance in any such proceedings.

c.
Sublicensing Agreements with Infringer.  Omnimmune shall, during the exclusive period of this Agreement, have the sole right subject to the terms and conditions hereof to sublicense to any alleged infringer for future use of the Licensed Patents to the extent licensed by this Agreement.  Any upfront fees paid to Omnimmune as part of such a sublicense, after reimbursement of any legal expenses incurred by Omnimmune, shall be treated as Sublicense Revenues for purposes of this Agreement.

d.
Cooperation.  In the event one Party shall initiate or carry on legal proceedings to enforce or defend any Licensed Patent against a Third Party, the other Party shall use its best commercially reasonable efforts to cooperate fully with and shall supply all assistance reasonably requested by the Party initiating or carrying on such proceedings.

9.
No Warranty.  EXCEPT AS SET FORTH IN THIS AGREEMENT, IGR&D MAKES NO WARRANTIES EXPRESSED OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND AS TO LICENSED TECHNOLOGY OR ANYTHING DEVELOPED, MANUFACTURED, USED, SOLD, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR RESULT OF USE; ANY WARRANTIES OR REPRESENTATIONS AS TO THE VALIDITY OF ANY LICENSED PATENT; AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS, KNOW HOW OR ANY OTHER INTELLECTUAL OR PROPRIETARY RIGHTS OF THIRD PARTIES.

10.	No Infringement. On the Effective Date, neither IGR nor IGR&D has any knowledge that it is infringing upon any patent and neither IGR nor IGR&D has received any notice of any such infringement.

11.
Prohibition Against Use of IGR&D’s Name.  Except as may be required by governmental authority or law, Omnimmune will not use the name, insignia, or symbols of IGR or IGR&D, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of IGR or IGR&D for any purpose whatsoever without IGR or IGR&D’s prior written consent, which consent shall not be unreasonably withheld.

12.
Compliance with Governmental Obligations.  Omnimmune shall comply in all material respects upon reasonable notice from IGR&D with all reasonable governmental requests pertaining to the license hereunder or any Licensed Products or Licensed Processes that are directed to either IGR&D or Omnimmune and shall provide all information and assistance reasonably necessary to comply with reasonable governmental requests pertaining to the license hereunder or any Licensed Products or Licensed Processes.  Omnimmune shall insure that research, development and marketing under this Agreement complies in all material respects with all applicable government regulations in force and effect, including, but not limited to, federal, state, and municipal legislation.

13.
Indemnity.  Omnimmune will indemnify, defend and hold each of IGR and IGR&D harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses (including reasonably and actually incurred attorneys’ fees) based on, arising out of, or relating to, directly or indirectly, this Agreement, including, without limitation (a) the development, manufacture, packaging, use, sale, rental, or lease of Licensed Products or Licensed Process, even if altered for use for a purpose not intended, (b) use of Licensed Technology by Omnimmune, its Affiliates, its sublicensees or its (or their) customers, (c) any representation made or warranty given by Omnimmune, its Affiliates or sublicensees to Third Parties with respect to the Licensed Technology, and (d) any infringement claims relating to Licensed Technology; provided, however, that this indemnification shall not extend to any claims arising out of any act or omission constituting: (1) a material breach of this Agreement by IGR or IGR&D; (2) a material violation by IGR, IGR&D, its directors, officers, employees or agents, of applicable law or other governmental requirement governing IGR or IGR&D; or (3) intentional or willful misconduct by IGR, IGR&D, its directors, officers, employees, contractors, agents or representatives; or (4) use by IGR, IGR&D or any employee thereof, of the Licensed Technology prior to the Effective Date or thereafter under or pursuant to Section 5 of this Agreement.

14.	Confidentiality.

a.
In General.  Except as may otherwise be agreed to in any subsequent agreement, each Party agrees that all Confidential Information disclosed by Disclosing Party to Recipient or its Designated Representatives (1) shall not be used for any purpose whatsoever by Recipient or its Designated Representatives, except in fulfillment of Recipient's rights or obligations under this Agreement, (2) shall be maintained in confidence by Recipient and its Designated Representative for the period described below, and (3) shall not be otherwise disclosed by Recipient or its Designated Representative to any other Third Party to this Agreement without Disclosing Party's prior written consent.  Notwithstanding the foregoing, Recipient may disclose Disclosing Party's Confidential Information if Recipient is required to make such disclosure by applicable law, regulation or legal process, including, without limitation, by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, in which event Recipient shall provide prior notice of such intended disclosure to Disclosing Party if possible under the circumstances and shall disclose only such Confidential Information of such Disclosing Party as is required to be disclosed.

b.	Designative Representatives. The Recipient shall remain responsible for any failure by any such Designated Representative to treat such Confidential Information as required under this Section.

c.
Miscellaneous.  The obligations of confidentiality in this Agreement are binding for the term of this Agreement and a period of three (3) years from the date of termination of this Agreement; provided, however, that in the case of Confidential Information that constitutes a trade secret, such period of limitation shall run for the term of this Agreement and for such period thereafter, if longer, during which any such information continues to constitute a trade secret as defined under applicable law. This Section shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one Party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section. All written documents containing Confidential Information, together with copies of excerpts thereof, shall promptly be returned to Disclosing Party by Recipient upon request following termination of this Agreement.  Notwithstanding anything to the contrary herein, any information, including information that may be considered to be part of the Invention, that is or becomes generally known to the public through no wrongful acts of Recipient shall not be deemed to be Confidential Information and shall not be subject to the confidentiality restrictions imposed under this Agreement.

15.
Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the Parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

16.	Term of Agreement.

a.	This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section.

b.	Unless terminated earlier under any provision of this Agreement, the term of this Agreement shall extend until the later to occur of either:

i. The expiration of the last to expire of the Licensed Patents in any country in which any such patent may have been issued; or

ii. So long as a Licensed Product or Licensed Process is available for sale based on or derived from Know How that has not otherwise been made the subject of a public disclosure or otherwise becomes available to the public other than pursuant to the issuance of a Licensed Patent or Licensed Material, ten years from the date of First Commercial Sale of any Licensed Product or Licensed Process produced from such Licensed Patents.

c.
The license granted under this Agreement may be terminated by Omnimmune at any time upon thirty days’ written notice to IGR&D; provided, however, that in no event shall any such termination obviate Omnimmune’s obligation to pay IGR&D any payments accrued through the date of termination.

d.
This Agreement may be terminated by either IGR&D or Omnimmune if the other Party (1) makes an assignment for the benefit of creditors, petitions or applies to any court or other tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; (2) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (3) has any petition or application, or other proceeding, commenced against it (including, but not limited to, involuntary bankruptcy proceedings), in which an order for the appointment of a custodian, receiver or trustee for it or all or a substantial part of its assets is sought and in which the requested relief is substantially granted or adjudication or appointment is made, and which proceeding, petition or application remains undismissed for a period of not more than (30) thirty days; (4) by any act or omission indicates its consent to, approval of, or acquiescence in any petition, application, or proceeding under  any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law, or its consent to, approval of, or acquiescence in any petition, application or proceeding for the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (5) is subject to third-party custodianship, receivership, or trusteeship for a period of not more than thirty (30) days.

e.
Failure by any Party to substantially comply with any respective material obligation or condition contained in this Agreement shall entitle Omnimmune (in the case of such a default by either IGR or IGR&D) or IGR&D (in the case of such a default by Omnimmune) to give to the Party in default notice requiring it to cure such default.  If such default is not cured within ninety (90) days after receipt of such notice by the defaulting Party, the notifying Party shall be entitled (without prejudice of any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving termination notice to take effect immediately; provided, however, that notwithstanding the foregoing, if in the event the defaulting Party disputes an alleged Default claimed as to any matter other than for the failure to pay an amount during and owing under Section 3 of this Agreement (a “Nonmonetary Default”), then such cure period shall be tolled for the period during which any such dispute of a Nonmonetary Default  remains pending before any judicial tribunal or arbitrator and this Agreement shall remain in full force and effect.  Should it be finally determined that the defaulting Party was in Default under this Agreement for such a NonMonetary Default, then such defaulting Party shall have the remainder of the cure period to cure the same.  Any notice of Default shall state the nature of the defaults claimed by the non-breaching party.  Subject to the forgoing, the defaulting Party during said ninety (90) day period, or such longer period as may be indicated by the Nondefaulting Party, may correct any default stated in said notice and if such default is corrected, this Agreement shall continue in full force and effect as if such notice had not been given.  An Affiliate or Sublicensee shall have the right to cure any Default by Omnimmune.  The right of either such Party to terminate this Agreement as provided in this Section shall not be affected in any way by its waiver of, or failure to take action with respect to any previous default. This provision shall not be interpreted as as waiver of any claim of damages in court.

f.	Upon any termination of this Agreement, all sublicenses granted by Omnimmune hereunder shall be assigned to IGR&D.

g.	Sections 1, 2(b), 2(d), 4, 14, 16, 17, 18, 20 and 21 shall survive the termination or expiration of this Agreement.

17.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage pre-paid, if

if to IGR, to	[Contact Person Address]
if to IGR&D, to:	Isabelle Pelletier Bressac General Manager IGR&D S.A. 39 rue Camille Desmoulins 94800 VILLEJUIF FRANCE Fax : + 33 1 42 11 6085

if to Omnimmune, to:	Harris A. Lichtenstein, Ph.D. President & CEO Omnimmune Corp. 4600 Post Oak Place Suite 352 Houston, Texas 77027

with a copy to:	Frank McDaniel, Esq. Dinur, McDaniel, DeLuca & Henry, LLP PO Box 681235 Marietta, Georgia 30068-0021 404.393.5916 fax frank.mcdaniel@lawmsh.com or to such other address as a Party may specify by notice hereunder.

18.
Force Majeure.  Any delays in or failures of performance by either Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including, but not limited to, acts of god; acts regulations, or laws of any government (including, without limitation, drug, pharmaceutical, device, import and export regulations); strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay cause by such occurrence.  Each Party shall promptly give notice to the other of any such failure or delay and shall provide a reasonable estimate of its expected duration.

19.
Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Omnimmune may assign this Agreement by operation of law, whether by merger or otherwise, or sale of all or substantially all of its assets.  IGR&D may assign IGR&D’s rights to receive royalties payable pursuant to this Agreement without the consent of Omnimmune.

20.
Entire Agreement.  This Agreement constitutes the entire understanding by and between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the Parties relating to said subject matter.

21.
Governing Law.  This Agreement shall be governed by USA law applicable to agreements made and to be fully performed in the State of Texas, except as to Confidential Information and the restrictions relating thereto, which shall be governed by the laws of the State of Texas, USA in the case where Omnimmune is the Disclosing Party, and by the laws of the Republic of France in the case where IGR or IGR&D is the Disclosing Party.  In the event a dispute should arise, the Parties agree to attempt to settle their differences out of court.  In case they are unable to resolve any such dispute amongst themselves, then if the defendant is Omnimmune, the disagreement shall be taken before the competent courts located in Houston, Texas, USA; if the defendant is IGR or IGR&D, the disagreement shall be taken before the competent French courts.

22.
Export Control Laws.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America.  Furthermore, each Party hereto agrees that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

IN WITNESS THEREOF, IGR&D and Omnimmune have caused this Agreement to be executed by their duly authorized representatives as of the day and year written below.

IGR

Institut Gustave Roussy

By: /s/

IGR&D, à Villejuif le 26 Octobre 2007

IGR&D, SA

By: /s/ Isabelle Pelletier Bressac
Isabelle Pelletier Bressac General Manager

OMNIMMUNE

Omnimmune Corp.

By: /s/ Harris A. Lichtenstein
Harris A. Lichtenstein, Ph.D. President & CEO

ATTACHMENT A

LICENSED PATENTS:

1.	Malignant human cell transformation detection method, U.S. Patent No. 6,194,154, issued 27 February, 2001

2.	Process for detecting the malignant transformation of human cells, U.S. Patent No. 6,514,708, issued 4 February, 2003

LICENSED MATERIALS AND LICENSED PROCESSES:

1.	Any and all antibodies or antibody cell lines referred to in the claims of the Licensed Patents or otherwise relating thereto.

2.	Any and all hCG protein (or epitopes) referred to in the claims of the Licensed Patents or otherwise relating thereto.

3.	Any and all hCG genetic sequences referred to in the claims of the Licensed Patents or otherwise relating thereto.

4.	All formulae, algorithms or data management or interpretive systems, including or otherwise related to the CG117 Assay and related Transformation Index.